                                                                    EXHIBIT 99.1

Thursday September 14, 5:59 pm Eastern Time

Press Release

SOURCE:  Gasonics International Corp.

Gasonics International Completes Acquisition of Gamma Precision Technology Incorporated

Company Comments on Impact to Current Quarter Results

SAN JOSE, Calif., Sept. 14 /PRNewswire/ -- Gasonics International Corp. (Nasdaq:
GSNX - news), a leading supplier of photoresist and residue removal solutions, today announced that the closing of its previously announced acquisition of Gamma Precision Technology (GPT), Inc. was completed today. Pursuant to this acquisition, Gasonics will issue approximately 656,000 common shares and pay approximately $21.5 million in cash in exchange for all outstanding GPT common stock, preferred stock, warrants and vested options.

The company does not expect the addition of GPT to have a material effect on its financial results for the current quarter ending September 30, 2000, before any write off of in-process research and development associated with this transaction. Including amortization of goodwill associated with this acquisition, which was accounted for using purchase accounting, Gasonics expects this combination to be dilutive to its earnings per share over the next two to three quarters. Before including such amortization of goodwill, management believes that this acquisition will contribute (be accretive) on a cash Earnings Per Share (EPS) basis in the first quarter of fiscal 2001, ending December 30, 2000.

"We are very pleased to see this acquisition finalized," said Asuri Raghavan, president and CEO of Gasonics. "Adding a high-throughput photoresist and removal technoloy, as well as a highly-skilled, innovative engineering staff to the Gasonics team is very exciting. We are looking forward to fully exploring the possibilities of the new dynamics this acquisition will bring."

Management would like to remind readers that any forward-looking statements in this press release are always subject to risks in this ever-changing marketplace. These risks include expectations and predictions of the effect of the GPT acquisition on future earnings of Gasonics. Other risks include the cyclicality in the markets served by the Company's customers, timing on introduction and market acceptance of new and enhanced versions of the Company's products, the mix of products sold, the timing of significant orders and delays, deferrals, rescheduling or cancellations of orders, and the relationship of operating expenses to revenue. For a more detailed discussion of these and associated risks, the Company refers the readers to documents filed with the Securities and Exchange Commission (SEC) from time to time, specifically, the most recent Form 10-K and Form 10-Q.

Gasonics International is a leading developer and global supplier of photoresist and residue removal technologies. The Company's products, which are sold to leading semiconductor manufacturers worldwide, allow customers to integrate manufacturing process steps as well as increase yields and throughput. Gasonics also provides low-pressure chemical vapor deposition systems for the flat panel display industry. Headquartered in San Jose, Calif., Gasonics supports its installed base of more than 2,000 single-wafer systems through a global sales and support network. Additional information about the Company is available on Gasonics' website, located at www.gasonics.com.

SOURCE:  Gasonics International Corp.

                                       2